Coverage Solutions Group
Lisa E. Galanis, Esq.
16019 Raptor Court • Charlotte, NC 28278
Telephone: (252) 916-8052
Facsimile: (503) 907-8052

Licensed in NC

October 9, 2013

Blue Water Global Group, Inc.
202 Osmanthus Way
Canton, GA 30114

Re: Blue Water Global Group, Inc.
Registration Statement on Form S-1

To the Board of the Directors:

You have requested my opinion, as special counsel to Blue Water Global Group, Inc., a Nevada corporation ("Company"), in connection with the registration statement on Form S-1 ("Registration Statement"), under the Securities Act of 1933, as amended ("Act"), filed by the Company with the Securities and Exchange Commission. I was not engaged to prepare or review, and I have not prepared or reviewed, any portion of the Registration Statement.

This Registration Statement relates to the resale by the selling stockholder identified in this prospectus of up to 20,000,000 shares ("Shares") of the Company's common stock, par value $0.001 per share, which consist of commitment shares issuable to Dutchess Opportunity Fund II, LP, a Delaware limited partnership ("Dutchess"), pursuant to that certain Investment Agreement dated September 16, 2013 between the Company and Dutchess ("Investment Agreement").

I have examined such records and documents and made such examination of laws as I have deemed relevant in connection with this opinion. It is my opinion that the 20,000,000 Shares, when issued and sold upon the conditions contemplated in the Registration Statement, will be duly authorized and validly issued, fully paid and non-assessable upon issuance.

No opinion is expressed herein as to any laws other than the laws of the State of Nevada. This opinion opines upon Nevada law including the statutory provisions, all applicable provisions of the statutes and reported judicial decisions interpreting those laws.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to my firm under the caption "Legal Matters" in the Registration Statement. In so doing, I do not admit that I am in the category of persons whose consent is required under Section 7 of the Act and the rules and regulations of the Securities and Exchange Commission promulgated there under.

Sincerely,

Lisa E. Galanis

Lisa E. Galanis, Esq.